EXHIBIT 3.2

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

SG MORTGAGE SECURITIES, LLC

(A DELAWARE LIMITED LIABILITY COMPANY)

Dated November 8, 2005

SG MORTGAGE SECURITIES, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of November 8, 2005, adopted by SG Mortgage Finance Corp., as a member (the “Initial Member”).

Preliminary Statement

The Company was formed as a Delaware limited liability company on May 17, 2005 (the “Formation Date”) by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware under the Delaware Limited Liability Company Act (currently Chapter 18 of Title 6 of the Delaware Code, as amended from time to time, the “Act”).

The Initial Member adopted that certain Limited Liability Company Agreement, dated as of May 25, 2005 (the “Original LLC Agreement”), as the “Limited Liability Company Agreement” of the Company within the meaning of Section 18-101(7) of the Act.

The Initial Member desires to amend and restate the Original LLC Agreement in its entirety, and therefore the Initial Member hereby adopts this Amended and Restated Limited Liability Company Agreement as the “Limited Liability Company Agreement” of the Company within the meaning of Section 18-101(7) of the Act.

ARTICLE I

SECTION 1.1 Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to such terms in the “Definitions Addendum” attached to this Agreement and incorporated herein and shall otherwise have the meanings assigned to such terms in the Act.

ARTICLE II

SECTION 2.1 Formation. The Company was formed as a limited liability company pursuant to the provisions of the Act on May 17, 2005, by the filing of the Certificate of Formation with the office of the Secretary of State of Delaware. The Initial Member hereby adopts, confirms and ratifies said Certificate of Formation and all acts taken in connection therewith.

SECTION 2.2 Certificates. (a) In accordance with Section 18-201 of the Act, Howard Rosenberg, as an authorized person within the meaning of the Act, executed, delivered and filed on the Formation Date the Certificate of Formation with the Secretary of State of the State of Delaware, which filing is hereby ratified, approved and confirmed. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an authorized person ceased. The Managers of the Company and such other Persons as may be designated from time to time by the Board are each hereby designated as an authorized person within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate of Formation and any other certificates and amendments or restatements thereof necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

(b) The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

ARTICLE III

SECTION 3.1 Name. The name of the Company is SG Mortgage Securities, LLC.

ARTICLE IV

SECTION 4.1 Purpose and Limitations on Activities. (a) The Company shall limit its purposes and activities to engaging in the following activities:

(i) to issue and/or sale of Membership Interests, on the terms and conditions set forth herein;

(ii) to acquire (through purchase or otherwise) through SG Mortgage Finance Corp. or any of its Affiliates from certain sellers, and to hold, service, sell, transfer, pledge and securitize, mortgage loans, revolving home equity credit loans and credit lines, home improvement installment sales contracts and installment loan agreements, manufactured housing installment sales contracts and installment loan agreements, and mortgage or asset-backed securities backed by any of the foregoing and any related rights, documents, assets and interests, including any interest in the mortgaged property or other assets related thereto (“Assets”);

(iii) to enter into any agreement providing for the acquisition, sale, financing, servicing, hedging, transfer, pledging or securitizing of the Assets or interests in the Assets;

(iv) to retain or reacquire an interest in the Assets;

(v) to act as settlor or depositor, member, manager or similar capacity of trusts or other entities or to own equity or other beneficial interests in trusts, limited liability companies or other entities, each of which is formed in part to issue Securities (each, an “Issuer”);

(vi) to acquire, own, hold, transfer, assign, pledge, sell and otherwise deal with any interests in an Issuer or Securities issued by an Issuer;

(vii) to enter into, execute and deliver any underwriting agreement, purchase or placement agreement relating to the sale or placement of any securities issued by an Issuer, any sale and servicing agreement, pooling and servicing agreement, servicing agreement, indenture, trust agreement, limited liability company agreement, purchase agreement, administration agreement, custodial agreement, insurance agreement or any other agreement which may be required or advisable to effect the administration or servicing of the Assets or the issuance and sale of any Securities or the formation of an Issuer (each, a “Securitization Agreement”), and to perform its obligations under each Securitization Agreement to which it is a party;

(viii) to establish any reserve account, spread account or other credit or cash flow enhancement for the benefit of any Securities issued by the Company or any Issuer and to loan, transfer or otherwise invest any proceeds from Assets and any other income as determined by the Board;

(ix) to purchase financial guaranty insurance policies for the benefit of any Security issued by the Company or any Issuer;

(x) to enter into any interest rate or basis swap, cap, floor or collar agreements, currency exchange agreements or similar hedging transactions relating to any Assets or for the benefit of any Security issued by the Company or any Issuer;

(xi) to prepare, execute and file with the Securities and Exchange Commission registration statements, including one or more prospectuses and forms of prospectus supplement, relating to any Securities to be issued on a delayed or continuous basis;

(xii) to prepare private placement memoranda relating to Securities to be offered and issued privately;

(xiii) for federal, state or local tax purposes, to serve as “General Partner” or member of any Issuer;

(xiv) lending or otherwise investing proceeds from Assets and any other income; and

(xv) any purposes and activities necessary, convenient or incidental to the conduct, promotion or attainment of the business purposes and activities of the Company as set forth in clauses (i) through (xiv) above.

(b) The Company, by or through the Initial Member, Officer, or any Manager on behalf of the Company, may enter into and perform the Transaction Documents and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, together with any amendments or supplements thereto, all without any further act, vote or approval of any other Person, including the Independent Manager, notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of the Initial Member or any Manager to enter into other agreements on behalf of the Company.

ARTICLE V

SECTION 5.1 Registered Office; Other Offices. The address of the registered office of the Company in the State of Delaware is c/o Corporation Trust Center, 1209 Orange

Street, Wilmington, New Castle County, Delaware, 19801. The Initial Member may establish other offices of the Company at such locations within or outside the State of Delaware as the Initial Member may determine.

ARTICLE VI

SECTION 6.1 Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.

ARTICLE VII

SECTION 7.1 Admission of Members. (a) By execution of this Agreement, the Initial Member hereby continues as a member of the Company and shall have such rights in and to the profits and losses of the Company and rights to receive distributions of the Company’s assets, and such other rights and obligations, as provided herein.

(b) The Board, without the consent of the Member or any other Person, may cause the Company to issue additional Membership Interests and thereby admit a new Member or new Members, as the case may be, to the Company, only if such new Member (i) has delivered to the Initial Member its capital contribution, (ii) has agreed in writing to be bound by the terms of this Agreement by becoming a party hereto, and (iii) has delivered such additional documentation as the Initial Member shall reasonably require to so admit such new Member to the Company.

SECTION 7.2 Initial Member. The name and the address of the Initial Member of the Company is as follows:

SG Mortgage Finance Corp.

1221 Avenue of the Americas

New York, New York 10020

SECTION 7.3 Replacement of Initial Member. Upon the occurrence of any event that causes the last remaining Member to cease to be a member of the Company (other than upon an assignment by the last remaining Member of all of its Membership Interest in the Company and the admission of the transferee pursuant to Article XII), each person acting as an Independent Manager pursuant to Section 8.3 shall, without any action of any Person and simultaneously with the last remaining Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution. No Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as Independent Manager pursuant to Section 8.3; provided, however, a Special Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Member replacing such Special Member. Each Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301(d) of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, each Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of each Special Member, each person acting as an Independent Manager pursuant to Section 8.3 shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, each person acting as an Independent Manager pursuant to Section 8.3 shall not be a member of the Company.

ARTICLE VIII

SECTION 8.1 Management. (a) The business and affairs of the Company shall be managed by or under the direction of a Board of one or more Managers designated by the Members, except to the limited extent set forth in Section 8.4 with respect to the Independent Manager. The Members may determine at any time in their sole and absolute discretion the number of Managers to constitute the Board. The authorized number of Managers may be increased or decreased by the Members at any time in their sole and absolute discretion upon notice to all Managers. The initial number of Managers shall be two (2). Each Manager elected, designated or appointed by the Members shall hold office until a successor is elected and qualified or until such Manager’s earlier death, resignation, expulsion or removal. Each Manager shall execute a counterpart of this Agreement. Managers need not be Members. The initial Managers designated by the Initial Member pursuant to this Agreement are listed on Schedule I hereto.

(b) Powers. Subject to Section 8.4, the Board shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to Sections 4.1 and 8.4, the Board has the authority to bind the Company.

(c) Meetings of the Board. The Board may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the President on not less than one (1) day’s notice to each Manager by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the President or Secretary in like manner and with like notice upon the written request of one or more Managers.

(d) Quorum: Acts of the Board. At all meetings of the Board, a majority of the Managers shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Except as otherwise provided in any other provisions of this Agreement, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

(e) Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in Person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(f) Committees of Managers.

(i) The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more Managers. The Board may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(ii) In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(iii) Any such committee, to the extent provided in the resolution of the Board, and subject to, in all cases, Section 8.4, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

(g) Compensation of Managers; Expenses. The Board shall have the authority to fix the compensation of Managers. The Managers may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Manager. No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

(h) Removal of Managers. Unless otherwise restricted by law, any Manager or the entire Board may be removed or expelled, with or without cause, at any time by the Members, and any vacancy caused by any such removal or expulsion may be filled by action of the Members.

(i) Managers as Agents. To the extent of their powers set forth in this Agreement and subject to Section 8.4, the Managers are agents of the Company for the purpose of the Company’s business, and the actions of the Managers taken in accordance with such powers set forth in this Agreement shall bind the Company. Notwithstanding the last sentence of Section 18 402 of the Act, except as provided in this Agreement or in a resolution of the Managers, a Manager may not bind the Company.

SECTION 8.2 Managers to Provide Information to the Initial Member. It shall be the duty of each Manager to keep the Initial Member reasonably informed as to material events relating to the Company, including, without limitation, all claims pending or threatened against the Company and the execution by such Manager on behalf of the Company of any material agreements or instruments.

SECTION 8.3 Independent Manager. As long as any Obligation is outstanding, the Board shall cause the Company at all times to have at least one Independent Manager who will be appointed by the Board. To the fullest extent permitted by law, including Section 18-1101(c) of the Act, it is intended that the Independent Manager shall consider only the interests of the Company, including its respective creditors, in acting or otherwise voting on the matters referred to in Section 8.4. No resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor (i) shall have accepted his or her appointment as an Independent Manager by a written instrument, and (ii) shall have executed a counterpart to this Agreement as required by Section 7.3. In the event of a vacancy in the position of Independent Manager, the Board shall, as soon as practicable, appoint a successor Independent Manager. The Independent Manager is a “Manager” of the Company within the meaning of the Act; provided, however, all right, power and authority of the Independent Manager shall be limited to the extent necessary to exercise only those rights and perform those duties specifically set forth in this Agreement. Except as provided in the second sentence of this Section 8.3, in exercising their rights and performing their duties under this Agreement, any Independent Manager shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware. No Independent Manager shall at any time serve as trustee in bankruptcy for any Affiliate of the Company. The initial Independent Manager of the Company is Orlando Figueroa.

SECTION 8.4 Limitations on the Company’s Activities. (a) This Section 8.4 is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.

(b) The Members shall not, so long as any Obligation is outstanding, amend, alter, change or repeal the definition of “Independent Manager” or Section 4.1, 7.1, 7.3, 8.1, 8.2, 8.3, 8.4, 15.1, 16.1, or 16.4 of this Agreement without the unanimous written consent of the Board and all Independent Managers. Subject to this Section 8.4, the Members reserve the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 16.1.

(c) Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Members, the Board, any Officer or any

other Person, so long as any Obligation is outstanding, neither the Members nor the Board nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Company, without the prior written consent of the Members and the Board and all Independent Managers, to take any Material Action, provided, however, that so long as any Obligation is outstanding, that the Members and the Board may not vote on, or authorize the taking of, any Material Action, unless there is at least one Independent Manager then serving in such capacity, provided, further, that the Company shall not, prior to payment in full of the last maturing Obligation, consolidate or merge with or into any Person, other than as permitted in the Securitization Agreements and any other document or instrument related thereto without satisfying the Rating Agency Condition. Except to the limited extent set forth in this Section 8.4, all power to manage the affairs of the Company shall be vested in the Board and not in any Independent Manager.

(d) The Board shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if: (1) the Board shall determine that the preservation thereof is no longer desirable for the conduct of its business and that the loss thereof is not disadvantageous, in any material respect to the Company and (2) the Rating Agency Condition is satisfied. So long as any Obligation is outstanding, the Board also shall cause the Company to:

(i) maintain its own stationery and other business forms separate from those of any other Person (including the Board), and conduct business in its own name except that certain Persons may act on behalf of the Company as agents;

(ii) maintain separate office space of its own as part of its operations, although such space may be in a building shared with the Members (or any Affiliate thereof);

(iii) segregate its corporate records, other books and records, and other assets from the property of the Members;

(iv) take certain actions to disclose publicly the Company’s separate existence and the transactions contemplated by any Securitization Agreement, including through the filing of financing statements under the Uniform Commercial Code;

(v) not conceal from any interested party any transfers contemplated by the Transaction Documents;

(vi) allocate any direct, indirect or overhead expenses for items shared between the Company and the Members to the extent practical on the basis of actual use or value of services rendered and otherwise on a basis reasonably related to actual use or the value of services rendered;

(vii) pay its own operating expenses and liabilities from its own funds, except the Members may pay any or all expenses of the Company incurred in connection with the transactions entered into pursuant to any Transaction

Documents, including those related to the Company’s organization and except as is set forth in the preceding paragraph regarding certain shared overhead expenses;

(viii) maintain its assets and liabilities in such a manner that it is not costly or difficult to segregate, ascertain or otherwise identify the Company’s individual assets and liabilities from those of the Initial Member or from those of any other person or entity, including any Affiliate of the Initial Member, and, except as set forth below, maintain its own books of account and corporate records separate from the Initial Member or any Affiliate thereof;

(ix) properly reflect any monetary transactions, including those with the Initial Member, in its financial records;

(x) except as is set forth in any Transaction Documents, not commingle or pool its funds or other assets or liabilities with those of the Initial Member or any other Person;

(xi) except as is set forth in any Transaction Documents, not maintain joint bank accounts or other depository accounts to which the Initial Member (other than in their capacity as agent or Manager for the Company) has independent access;

(xii) strictly observe corporate formalities, including with respect to its dealings with the Initial Member and any Affiliate thereof and any transfer of assets between the Company, on the one hand, and the Initial Member or any Affiliate thereof, on the other;

(xiii) enter into any Transaction Documents with the Initial Member or any Affiliate thereof on terms and conditions that are consistent with those of arm’s-length relationships;

(xiv) not hold itself out to be, responsible for, or guaranty the debts of, the Initial Member, except as is contemplated by any Transaction Document;

(xv) make all distributions to the Initial Member, in its capacity as the Company’s sole member, in accordance with applicable law;

(xvi) enter into any other transactions with the Initial Member and any Affiliate thereof permitted by (although not expressly provided for in) any Transaction Documents only if: (x) the terms of any such transaction are fair and equitable to each of the parties and at least as favorable as may be obtained from a third party Person and (y) such transactions are the type of transaction that would be entered into by a prudent person or entity; and

(xvii) not be named, or enter into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy covering the assets of the Initial Member.

SECTION 8.5 Officers.

(a) Officers. The initial Officers of the Company shall be designated by the Initial Member. The additional or successor Officers of the Company shall be chosen by the Board and shall consist of at least a President, a Chief Financial Officer and a Controller. The Board may also choose one or more Vice Presidents, Secretary, Assistant Secretaries and Assistant Controller. Any number of offices may be held by the same person. The Board may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Board. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company shall be filled by the Board. The initial Officers of the Company designated by the Initial Member are listed on Schedule I hereto.

(b) President. The President shall be the principal executive officer of the Company, shall preside at all meetings of the Board, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect.

(c) Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Company and shall be responsible for the financial affairs of the Company.

(d) Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(e) Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Board and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or shall cause to be given, notice of all meetings of the Initial Member, if any, and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or the President, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(f) Controller and Assistant Controller. The Controller shall be the principal accounting officer of the Company and shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Controller shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and to the Board, at its regular meetings or when the Board so requires, an account of all of the Controller’s transactions and of the financial condition of the Company. The Assistant Controller, or if there shall be more than one, the Assistant Controllers in the order determined by the Board (or if there be no such determination, then in the order of their election), shall, in the absence of the Controller or in the event of the Controller’s inability to act, perform the duties and exercise the powers of the Controller and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(g) Officers as Agents. Any Officer shall be authorized to execute any Transaction Document and all bonds, mortgages and other contracts, except: (i) where required by law or this Agreement to be otherwise signed and executed, including Section 4.1(b) and (ii) where signing and execution thereof shall be expressly delegated by the Board to some other Officer or agent of the Company.

ARTICLE IX

SECTION 9.1 Initial Capital Contributions. The Initial Member has contributed to the Company property of an agreed value of $100.

ARTICLE X

SECTION 10.1 Additional Contributions. (a) The Members shall have no obligation to make any additional capital contribution to the Company after the date hereof, but the Initial Member may elect to do so from time to time.

ARTICLE XI

SECTION 11.1 Distributions. Distributions shall be made to the Members, at the times and in the aggregate amounts determined by the Board, subject to the limitation of the Act and other applicable laws.

SECTION 11.2 Distribution upon Resignation. Upon resignation from the Company any withdrawing Member shall not be entitled to receive any distribution and shall not otherwise be entitled to receive the fair market value of its Membership Interest.

ARTICLE XII

SECTION 12.1 Transfers. (a) A Member other than the Initial Member may not Transfer any part of its Membership Interest without the prior written consent of the Initial Member, which consent may be withheld by the Initial Member in its sole discretion. Any purported Transfer of any Membership Interest in contravention of this Section 12.1 shall, to the fullest extent permitted by law, be null and void and of no force or effect whatsoever.

(b) A permitted transferee of a Member’s Membership Interest shall be admitted to the Company as substitute Member only if such transferee (i) has agreed in writing to be bound by the terms of this Agreement by becoming a party hereto and (ii) has delivered such additional documentation as the Initial Member shall reasonably require to so admit such transferee to the Company. Notwithstanding anything contained herein to the contrary, both the Company and the Initial Member shall be entitled to treat the transferor of a Membership Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to it, until such time as a written assignment or other evidence of the consummation of a Transfer that conforms to the requirements of this Section 12.1 and is reasonably satisfactory to the Initial Member has been received by the Company. The effective date of any Transfer permitted under this Agreement shall be the close of business on the day of receipt thereof by the Company.

(c) If a Member transfers all of its Membership Interest, it shall not cease to be a member of the Company until the transferee is admitted as a Substitute Member.

SECTION 12.2 Restrictions on Expulsion. No Member shall be expelled as a Member under any circumstances.

ARTICLE XIII

SECTION 13.1 Liability of Members. Except as required by the Act, no Member, Manager or Independent Manager solely by reason of its capacity as such will be liable for the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, which debts, obligations and liabilities shall be solely the debts, obligations and liabilities of the Company.

ARTICLE XIV

SECTION 14.1 Exculpation and Indemnification of Members and Managers. (a) No Indemnified Party shall, to the fullest extent permitted by law, be liable to the Company for any loss, damage or claim incurred by reason of any act performed or any act omitted by such Indemnified Party in connection with any matter arising from, or related to, or in connection with this Agreement or the Company’s business or affairs; provided, however, that the foregoing shall not eliminate or limit the liability of any Indemnified Party if a judgment or other final adjudication adverse to the Indemnified Party establishes that the Indemnified Party’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the Indemnified Party personally gained in fact a financial profit or other advantage to which the Indemnified Party was not legally entitled.

(b) The Company shall, to the fullest extent permitted by law, indemnify and hold harmless, and advance expenses to, each Indemnified Party against any losses, claims, damages or liabilities to which the Indemnified Party may become subject in connection with any matter arising from, related to, or in connection with, this Agreement or the Company’s business or affairs; provided, however, that no indemnification may be made to or on behalf of any Indemnified Party (and any expenses advanced shall be returned) if a judgment or other final adjudication adverse to the Indemnified Party establishes (i) that the Indemnified Party’s acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (ii) that the Indemnified Party personally gained in fact a financial profit or other advantage to which the Indemnified Party was not legally entitled.

(c) Notwithstanding anything else contained in this Agreement, the indemnity obligations of the Company under paragraph (b) above shall:

(i) be in addition to any liability that the Company may otherwise have;

(ii) inure to the benefit of the successors, assigns, heirs and personal representatives of each Indemnified Party; and

(iii) be limited to the assets of the Company.

(d) This Article XIV shall survive any termination of this Agreement and the dissolution of the Company.

ARTICLE XV

SECTION 15.1 Duration and Dissolution. (a) To the fullest extent permitted by law, the Company may not dissolve or wind up its affairs prior to one year and one day following the payment in full of all outstanding Obligations of the Company.

(b) If any event of Bankruptcy shall occur with respect to the Member or the Special Member, then such Member or Special Member shall, notwithstanding the occurrence of such event of Bankruptcy, remain the Member or the Special Member of the Company, and, notwithstanding the occurrence of such event of Bankruptcy, the Company shall continue without dissolution. In the event that there are no members of the Company, to the fullest extent permitted by law, the personal representative of the last remaining member is hereby authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of the last remaining member of the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

(c) Notwithstanding any other provision of this Agreement, each Member and the Special Member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of such Member or Special Member, or the occurrence of an event that causes such Member or Special Member to cease to be a member of the Company.

(d) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(e) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company (including all Obligations of the Company), shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

ARTICLE XVI

SECTION 16.1 Amendments. (a) Subject to Section 8.4 and except as is otherwise set forth in clause (c) below, this Agreement may be modified, altered, supplemented or amended if: (x) all the Members execute and deliver a written agreement with respect to such amendment; and (y) so long as any Obligation is outstanding, the Rating Agency Condition is satisfied.

(b) This Agreement may be modified, altered, supplemented or amended without satisfying the requirements of clause (a) above: (i) to cure any ambiguity, and (ii) to convert or supplement any provision herein in a manner consistent with the intent of this Agreement and the other Transaction Documents.

SECTION 16.2 Headings. The titles of Sections of this Agreement are for convenience or reference only and shall not define or limit any of the provisions of this Agreement.

SECTION 16.3 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES THEREOF.

SECTION 16.4 Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

SECTION 16.5 Further Assurances. The Members shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

SECTION 16.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement. Executed counterparts may be delivered electronically.

SECTION 16.7 Assignment; Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, shall be construed to give to any other Person (other than the Parties hereto and the Indemnified Parties) any legal or equitable right, remedy or claim under or in respect of this Agreement, or any covenants, conditions or provisions contained herein or therein.

[Signatures follow.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

INITIAL MEMBER:

SG MORTGAGE FINANCE CORP.

By:	/s/ Carole Mortensen
Carole Mortensen President

MANAGERS:

By:	/s/ Jean-Philippe Coulier
Jean-Philippe Coulier

By:	/s/ Arnaud Denis
Arnaud Denis

INITIAL INDEPENDENT MANAGER:

The undersigned, pursuant to Section 8.3 hereof, hereby executes this counterpart to this Agreement and accepts his or her appointment as an Independent Manager in accordance with the Agreement.

By:	/s/ Orlando Figueroa
Name:	Orlando Figueroa

DEFINITIONS ADDENDUM

TO THE

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

“Act” is defined in the Preliminary Statement.

“Affiliate” means, with respect to any Person, any Person or group of Persons acting in concert in respect of the Person in question that, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person or group of Persons, shall mean the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as may be amended or supplemented from time to time.

“Assets” is defined in Section 4.1.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Certificate of Formation” means the Certificate of Formation of SG Mortgage Securities, LLC, as amended from time to time.

“Company” means SG Mortgage Securities, LLC, a Delaware limited liability company.

“Indemnified Party” means a Member, Manager, Officer, employee, organizer or agent of the Company or any officer, agent, shareholder, director, employee or incorporator of the Initial Member.

“Independent Manager” means a natural person who, for the five-year period prior to his or her appointment as Independent Manager has not been, and during the continuation of his or her service as Independent Manager is not: (i) an employee, director, stockholder, partner or officer of the Company or any of its Affiliates (other than his or her service as an Independent Manager of the Company or any limited purpose Affiliate thereof); (ii) a customer or supplier of the Company or any of its Affiliates; or (iii) any member of the immediate family of a person described in clause (i) or (ii) above.

“Initial Member” has the meaning assigned in the preamble.

“Issuer” has the meaning set forth in Section 4.1(a)(v).

“Manager” means each Person appointed as Manager from time to time under this Agreement in its capacity as manager of the Company; provided, however, the term “Manager” shall not include the Independent Manager. A Manager is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Act.

“Material Action” means to consolidate or merge the Company with or into any Person, or sell all or substantially all of the assets of the Company (except pursuant to a Transaction Document), or to institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate the Company.

“Member” means any Person that is admitted as a member of the Company in such person’s capacity as a member of the Company, in each case for so long as such Person continues to be a member of the Company; provided, however, the term “Member” shall not include a Special Member.

“Membership Interest” means the entire limited liability company interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement with respect to such Membership Interest, together with the obligations of such member to comply with all the terms and provisions of this Agreement. A Membership Interest is an interest that relates to the assets of the Company generally.

“Obligations” shall mean any Securities and the indebtedness, liabilities and obligations issued under or in connection with any Securitization Agreement, the other Transaction Documents or any related document in effect as of any date of determination.

“Officer” means an officer of the Company described in Section 8.5.

“Original LLC Agreement” means the Limited Liability Agreement dated as of May 25, 2005.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, association, joint venture, government or any agency or political subdivision thereof or any other entity of whatever nature.

“Rating Agency” means any nationally recognized statistical rating organization currently rating any Security.

“Rating Agency Condition” means, with respect to any action, that each Rating Agency shall have been given ten days prior notice thereof and that each of the Rating Agencies shall have notified the Company in writing that such action will not result in a reduction or withdrawal or qualification of the then current rating by such Rating Agency of any of the Securities.

“Securitization Agreement” has the meaning set forth in Section 4.1(a)(vii).

“Security” means any bond, note, certificate or other security issued by the Company or an Issuer and secured primarily by or evidencing a beneficial ownership interest in any Assets.

“Special Member” means, upon such person’s admission to the Company as a member of the Company pursuant to Section 7.3, a person acting as Independent Manager, in such person’s capacity as a member of the Company. A Special Member shall only have the rights and duties expressly set forth in this Agreement.

“Transaction Documents” means this Agreement, any Securitization Agreement and all documents and certificates contemplated thereby or delivered in connection therewith.

“Transfer” means, as a noun, any transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, conveyance, encumbrance or other disposition whether direct or indirect, voluntary or involuntary, by operation of law or otherwise and, as a verb, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, to transfer, sell, assign, exchange, charge, pledge, give, hypothecate, convey, encumber or otherwise dispose of.

Schedule I

List of Managers

Jean-Philippe Coulier

Arnaud Denis

Schedule II

List of Officers

Arnaud Denis	President (Principal Executive Officer)

Abner Figueroa	Vice President and Chief Financial Officer (Principal Financial Officer)

David Chang	Vice President

Thomas Hourican	Vice President

Robert Pak	Vice President

Robert Shapiro	Vice President

Tony Tusi	Treasurer and Controller (Principal Accounting Officer)

Brian Leegan	Assistant Treasurer and Assistant Controller

Governor Tipton	Secretary

John Maclay	Assistant Secretary